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Exhibit 21.1

KAPSTONE PAPER AND PACKAGING CORPORATION
SUBSIDIARIES OF THE COMPANY

Consolidated Subsidiaries	Organized Under Laws of	Percentage Ownership
KapStone Kraft Paper Corporation	Delaware	100%
KapStone Charleston Kraft, LLC	Delaware	100%
KapStone Europe SPRL	Belgium	100%
KapStone Asia Limited	Hong Kong	100%

Non-Consolidated Subsidiaries

        None

        In 2009, COGEN South LLC, a Delaware company and an indirect wholly owned subsidiary of KapStone Paper and Packaging Corporation, was merged with KapStone Charleston Kraft, LLC.

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  Exhibit 21.1
KAPSTONE PAPER AND PACKAGING CORPORATION SUBSIDIARIES OF THE COMPANY